Exhibit 99

NEWS RELEASE	For more information
For Immediate Release	Mary Ryan
630-663-8283

Aftermarket Technology Corp. Reports First Quarter 2005 Results

•                  Net sales increased 10.6% quarter-over-quarter

•                  Income from continuing operations up 42.1% quarter-over-quarter

•                  Reports EPS of $0.25 in line with guidance

•                  Extends and expands business in Logistics

DOWNERS GROVE, Illinois, Wednesday, April 27, 2005 —Aftermarket Technology Corp. (NASDAQ:ATAC), today reported financial results for the first quarter of 2005.

For the quarter ended March 31, 2005, net sales increased by $9.0 million or 10.6% to $94.0 million from $85.0 million for the quarter ended March 31, 2004.  Income from continuing operations increased by $1.6 million or 42.1% to $5.4 million from $3.8 million for the first quarter of 2004.  Income from continuing operations per diluted share increased to $0.25 for the first quarter of 2005 from $0.17 for the first quarter of 2004.

Management Comments

In commenting on the Company’s results, Don Johnson, President and CEO said, “Our first quarter 2005 net sales, income from continuing operations and earnings per share significantly improved compared to the first quarter 2004.  I’m pleased to announce that we achieved a 42.1% improvement in income from continuing operations compared to the same period last year and also achieved our earnings guidance of $0.25 per diluted share for the first quarter of 2005 compared to $0.17 for the first quarter of last year.”

“In the Drivetrain Segment, increased sales to Honda reflected a continuation of business levels planned as we exited 2004, and yielded a quarter-over-quarter improvement of 40%. This was offset by lower Chrysler, Ford and Jaguar volume, as expected, and the impact of annual price adjustments that were previously agreed to in the 2003 contract extensions with Ford and Chrysler.  Overall, segment sales softened by 6.4% to $56.7 million in comparison to $60.6 million in the first quarter of 2004.  We continue our work to drive expanding relationships with both existing and new customers, which are expected to contribute to revenue growth as the year progresses.”

“Our Logistics Segment delivered another strong quarter with net sales of $31.2 million, a 59% improvement compared to the first quarter of 2004.  We saw increases across most lines of our services.  Significantly, we extended our fulfillment services contract with Cingular through July 2007 and added new business with Cingular for returns, testing and repair of wireless devices through January 2008.  During the quarter, we won a three-year contract with a new customer, T-Mobile, for the fulfillment of handsets direct to consumers.  These new businesses are expected to launch early in the second-half of this year.  We also renewed and extended our dealer returns processing center contract through March 2007 with GM’s Service Parts Organization, which will increase services revenues.  We continue to gain new business momentum with both existing and new customers largely driven by the quality and value-added services our Logistics organization provides to customers.”

“Sales in our Independent Aftermarket business increased 25% to $6.0 million in the first quarter compared to $4.8 million in the same period last year.  The restructuring efforts during the past twelve months have allowed us to further narrow our operating loss to just under $600,000 for the first quarter of this year, compared to $1.6 million in the comparable quarter last year.  This represents a 62.5% improvement.”

“During the quarter, we completed a successful, 100% secondary offering of ATC shares as Aurora Capital, our eleven-year equity partner, fully monetized its investment in the Company. The offering of approximately 7.2 million shares, including the underwriters’ over-allotment, was completed at a final price of $14.85 per share. We welcome our new investors and thank all of our investors for the confidence they have demonstrated in the Company.”

Mr. Johnson concluded, “We expect continued financial performance improvement throughout the year as we realize the benefits from our growth and cost reduction efforts.  Our second quarter 2005 EPS from continuing operations is expected to be in the range of $0.28-$0.32 and our full year estimate remains at $1.38-$1.42.”

ATC will simultaneously host a conference call and webcast on April 28, 2005 at 9:00 AM Central time to discuss items referenced in this press release.

Conference call dial-in information (for those interested in asking questions after the presentation) and the webcast link (for those interested in listening only) are available at the Company’s website at www.goATC.com. Click on Investor Relations and SEC Filings. Select Webcasts.  Please access the website at least fifteen minutes prior to the call to register, download slides and install any necessary audio/video software.

The call and slides will be archived for one-year on the ATC website and will be available two hours subsequent to the call.

For further information, please see the Company’s most recent Form 10-Q filed with the Securities and Exchange Commission.

ATC is headquartered in Downers Grove, Illinois.  The Company provides outsourced engineered solutions and supply chain logistics services to the light vehicle (cars and light trucks) aftermarket and consumer electronics industries.

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The preceding paragraphs contain statements that are not related to historical results and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include those that are predictive or express expectations that depend upon or refer to future events or conditions, or that concern future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, or possible future Company actions.  Forward-looking statements involve risks and uncertainties because such statements are based on current expectations, projections and assumptions regarding future events that may not prove to be accurate.  Actual results may differ materially from those projected or implied in the forward-looking statements.  The factors that could cause actual results to differ are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and other filings made by the Company with the Securities and Exchange Commission.

AFTERMARKET TECHNOLOGY CORP.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	For the three months ended March 31,
	2005	2004
	(Unaudited)

Net sales:
Products	$62,764	$65,454
Services	31,197	19,571
Total net sales	93,961	85,025

Cost of sales:
Products	48,136	51,071
Services	23,218	13,261
Total cost of sales	71,354	64,332

Gross profit	22,607	20,693

Selling, general and administrative expense	12,715	12,506
Amortization of intangible assets	31	31
Exit, disposal, certain severance and other charges	111	791

Income from operations	9,750	7,365

Interest income	802	578
Other income (expense), net	(24)	4
Equity in income (losses) of investee	(20)	96
Interest expense	(1,951)	(1,781)

Income from continuing operations before income taxes	8,557	6,262

Income tax expense	3,123	2,455

Income from continuing operations	5,434	3,807

Gain (loss) from discontinued operations, net of income taxes	(84)	106

Net income	$5,350	$3,913

Per common share - basic:
Income from continuing operations	$0.26	$0.17
Gain (loss) from discontinued operations	(0.01)	0.01
Net income	$0.25	$0.18

Weighted average number of common shares outstanding	21,171	21,851

Per common share - diluted:
Income from continuing operations	$0.25	$0.17
Gain from discontinued operations	—	0.01
Net income	$0.25	$0.18

Weighted average number of common and common equivalent shares outstanding	21,392	22,210